Exhibit 3.3

AMENDMENT NO. 1

TO

AMENDED AND RESTATED TRUST AGREEMENT

OF

SANDRIDGE MISSISSIPPIAN TRUST I

WHEREAS, SandRidge Mississippian Trust I (the “Trust”) has determined that defects exist in (i) the second sentence of Section 6.02(a) of the Amended and Restated Trust Agreement of the Trust, dated as of April 12, 2011 (“Trust Agreement”), in that the phrase “an unsecured lien,” which has no cognizable legal meaning, appears; and (ii) Section 6(c) of Annex A to the Trust Agreement, in that a party unrelated to the Trust and its U.S. federal income tax affairs is named as the “Tax Matters Partner” therein; and

WHEREAS, in accordance with Section 10.02(a) of the Trust Agreement, the Bank of New York Mellon Trust Company, N.A., as trustee (“the Trustee”), may amend the Trust Agreement to correct such defects without the approval of the unitholders of the Trust; and

WHEREAS, the Trustee wishes to correct such defects by executing this Amendment;

NOW, THEREFORE, the Trust Agreement shall be amended as follows:

1. The second sentence of Section 6.02(a) is amended by removing “an unsecured lien” and replacing such phrase with “a lien”; and

2. Section 6(c) of Annex A is amended by removing “Energy Corporation of America” and replacing such phrase with “SandRidge Exploration and Production, LLC”.

*     *     *

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Michael J. Ulrich

Name: Michael J. Ulrich
Title: Vice President

Dated: June 13, 2012